Exhibit 99.1
Idenix Pharmaceuticals Contact:
Jonae Barnes (617) 224-4485 (investors)
Kelly Barry (617) 995-9033 (media)
IDENIX PROVIDES UPDATE ON HCV CLINICAL DEVELOPMENT ACTIVITIES
•	Conference call today at 8:30 am ET
Cambridge, MA- Sept. 7, 2010 — Idenix Pharmaceuticals, Inc. (NASDAQ:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that the company received verbal notice on Friday, September 3, 2010 from the U.S. Food and Drug Administration (FDA) that the IDX184 and IDX320 programs have been placed on clinical hold. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. This decision was made after Idenix notified the FDA of three serious adverse events that occurred during a drug-drug interaction study of the combination of IDX184 and IDX320 in healthy volunteers. These observed serious adverse events were elevated liver function tests detected in three subjects during post exposure safety visits. The liver function tests have returned to nearly normal levels in all three subjects during follow-up. All planned studies of IDX184 and IDX320 to date have been completed and there are currently no healthy volunteers or patients receiving IDX184 or IDX320. Idenix will submit full data to the FDA from recently completed preclinical and clinical studies, including 3-month chronic toxicology studies of IDX184, a 14-day study of IDX184 in combination with pegylated interferon/ribavirin (PegIFN/RBV), a 3-day proof-of-concept study of IDX320 in hepatitis C (HCV) infected patients, and the IDX184 and IDX320 drug-drug interaction study in healthy volunteers in order to assess next steps in the development of both compounds.
“We have not yet received a formal letter from the FDA, nor has the Agency had an opportunity to review the safety and efficacy data from recently completed clinical trials with IDX184 and IDX320. Based upon our discussions with the Agency, we are primarily focused on three cases of elevated liver function tests observed during our drug-drug interaction study of the combination of IDX184 and IDX320 in healthy volunteers,” said Jean-Pierre Sommadossi, Ph.D., Idenix Chairman and Chief Executive Officer. “Based upon the safety and antiviral activity we observed in the IDX184 14-day study and the IDX320 3-day proof-of-concept study, both in HCV-infected patients, we remain committed to the future potential of these drug candidates. We will work closely with independent experts and our external safety committee to better understand the cause of these serious adverse events in the combination study of IDX184 and IDX320 and to provide the FDA with more information in order to expedite their review and resolve this matter as quickly as possible.”
Full data presentations of IDX184, IDX320 and IDX375 studies will be presented at the annual meeting of the American Association for the Study of Liver Diseases (AASLD), which will be held at the end of October in Boston.

Phase I: IDX184/IDX320 Combination
Idenix completed a two-week Phase I, randomized, double-blind, placebo-controlled study to evaluate the safety and pharmacokinetic drug-drug interaction between IDX320 and IDX184 in healthy volunteers. Two cohorts were evaluated in the study with 10 subjects in each cohort randomized eight to active drug and two to placebo. Subjects in the first cohort received 400 mg once-daily of IDX320 for the first week, subsequently adding 100 mg once-daily of IDX184 for the second week. Subjects in the second cohort received 100 mg once-daily of IDX184 plus placebo for the first week, subsequently adding 400 mg once-daily of IDX320 for the second week. The combination of IDX184 and IDX320 was generally safe and well tolerated during the 14 days of treatment. Liver function abnormalities deemed to be serious adverse events were detected in three subjects during the post exposure safety visits. Liver function tests in these subjects have returned to nearly normal during follow-up. Pharmacokinetic drug-drug interactions between IDX184 and IDX320 were not considered to be clinically significant. Neither the plasma exposure of IDX184 and its metabolite, 2¢-methylguanosine, nor IDX320 plasma exposure explain these three serious adverse events.
Phase IIa: IDX184, a liver-targeted HCV nucleotide prodrug
This 14-day, Phase IIa clinical trial evaluated 50 to 200 mg doses of IDX184 in combination with PegIFN/RBV in treatment-naïve HCV genotype 1-infected patients. At Day 14, mean (+/- standard deviation) viral load reductions were 1.5 (+/- 1.3) logs for placebo (n=16), 2.7 (+/- 1.3) logs for 50 mg IDX184 QD (n=16), 4.0 (+/- 1.7) logs for 50 mg IDX184 BID (n=8), 4.2 (+/- 1.9) logs for 100 mg QD (n=8), 4.1 (+/- 1.2), for 150 mg QD (n=15), 4.1 (+/-1.4) logs for 100 mg BID (n=8) and 3.7 (+/- 1.2) logs for 200 mg QD (n=8). In the cohorts of 100 mg, 150 mg, and 200 mg daily doses in combination with PegIFN/RBV, 50%, 40% and 25%, respectively, of patients achieved undetectable virus levels (<15 IU/mL) by Day 14. Liver injury parameters (ALT and AST) improved with all doses of IDX184. The side effect profile of the three drug combination was consistent with the known side effect profile of PegIFN/RBV alone. The most common adverse events reported were fatigue, myalgia, headache and nausea.
Phase I/II: IDX 320, an HCV protease inhibitor
This randomized, parallel-arm, double-blind, placebo-controlled proof-of-concept trial evaluated the safety, tolerability, antiviral activity and pharmacokinetics of IDX320 in treatment-naïve HCV genotype 1-infected patients. Thirty patients were randomized equally and received placebo, 50, 100, 200 or 400 mg of IDX320 orally once-a-day for three days. One cohort of eight patients was randomized to receive 200 mg IDX320 BID or placebo. At Day 3, mean (+/- standard deviation) viral load reductions were 0.1 (+/- 0.15) logs for placebo (n=5), 2.6 (+/-0.49) logs for 50 mg IDX320 QD (n=5), 3.1 (+/- 0.29) logs for 100 mg QD (n=6), 3.1 (+/- 0.41) logs for 200 mg QD (n=6) and 3.3 (+/- 0.28) logs for 400 mg QD (n=7). At daily doses of placebo, 50, 100, 200, and 400 mg, 0%, 20%, 67% , 67% and 86% , respectively, of patients achieved >3 log reduction in HCV RNA at the end of treatment. In the 200 mg IDX 320 BID cohort at Day 3, mean (+/- standard deviation) viral load reductions were 3.8 (+/- 0.52) logs and all patients (100%) achieved >3 log reduction in HCV RNA. In the 3-day proof-of-concept study, IDX320 was generally safe, well tolerated, and demonstrated potent, dose-related HCV antiviral activity.

Phase I: IDX375, an HCV non-nucleoside polymerase inhibitor
Idenix has an ongoing Phase I clinical trial in healthy volunteers evaluating single doses of the free acid form of IDX375 ranging from 200 to 1200 mg per day. Overall, IDX375 achieved pharmacologically relevant drug exposure and was well tolerated for doses up to 1200 mg for one day in healthy subjects. In the fourth quarter of 2010, Idenix plans to initiate a 3-day proof-of-concept trial in treatment-naïve genotype 1 HCV-infected patients.
Conference Call Information
Idenix will hold a conference call today at 8:30 a.m. ET. To access the call please dial (800) 471-3635 U.S./Canada or (706) 758-9475 International and enter passcode 99538089. A replay of the conference call and webcast will be available until September 21, 2010. To access the replay, please dial (800) 642-1687 U.S./Canada or (706) 645-9291 International and enter the passcode 99538089.
About HCV
Hepatitis C virus is a common blood-borne pathogen infecting three to four million people worldwide annually. Currently, an estimated 170 million people are infected worldwide, representing a nearly 5-fold greater prevalence than human immunodeficiency virus.1
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with chronic hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.
Forward-Looking Statements
This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the company’s future business and financial performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “will,” “expects,” “goal,” “estimates,” “projects,” “would,” “could,” “targets,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the company’s clinical development programs or commercialization activities in hepatitis C, or any potential pipeline candidates, including any expressed or implied statements regarding the efficacy and safety of our drug candidates, the likelihood and success of any future clinical trials involving our drug candidates or successful development of novel combinations of direct-acting antivirals for the treatment of hepatitis C. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays, including the current clinical hold on IDX184 and IDX320; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaborations with Novartis Pharma AG and GlaxoSmithKline; changes in the company’s business plan or objectives; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in each of the company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on form 10-Q for the quarter ended June 30, 2010, as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the company files with the SEC.
All forward-looking statements reflect the company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the company’s estimates change.

[1]	Lavanchy (2009) Liver International. 29(s1):74-81
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